Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE

OF

INCORPORATION

OF

ANDREA ELECTRONICS CORPORATION

(Pursuant to Section 805 of the New York Business Corporation Law)

I, THE UNDERSIGNED, Paul E. Donofrio, being the President and Chief Executive Officer of Andrea Electronics Corporation, do hereby certify and set forth:

l. The name of the corporation is Andrea Electronics Corporation (hereinafter the “Corporation” or the “Company”).

2. The Certificate of Incorporation of the Corporation was filed with the Department of State on March 15, 1934, under the name “F.A.D. Andrea, Inc.”

3. Article Third of the Certificate of Incorporation of the Corporation is hereby amended for the purpose of designating a series of Preferred Stock, par value $0.01 per share, of the Corporation and hereby stating the designation and the number of shares, and fixing the relative rights, preferences, and limitations thereof, and the text of said Article Third is hereby amended to add the following text at the end of Article Third:

“Series D Convertible Preferred Stock”

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 2,500,000 shares of Preferred Stock, is the Series D Convertible Preferred Stock (the “Preferred Shares”) and the Stated Value shall be $1.00 per share (the “Stated Value”).

II. NO DIVIDENDS

The Preferred Shares shall not bear any dividends (“Dividends”).

III. CERTAIN DEFINITIONS

For purposes of this Article Third, the following terms shall have the following meanings:

(A) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed;

(B) “Closing Sale Price” means, for any security as of any date, the last closing sale price for such security on The American Stock Exchange, Inc. (“AMEX”) (as reported by Bloomberg Financial Markets (“Bloomberg”)), or, if AMEX begins to operate on an extended hours basis and does not designate the closing sale price, then the last sale price of such security prior to 4:00:00 p.m., Eastern Time, as reported by Bloomberg, or, if AMEX is not the principal trading market for such security, the last closing sale price of such security on the principal securities exchange or trading market where such security is listed or traded (as reported by Bloomberg) (or if such principal securities exchange or trading market begins to operate on an extended hours basis and does not designate the closing sale price, then the last sale price of such security prior to 4:00:00 p.m., Eastern Time, as reported by Bloomberg), or if the foregoing do not apply, the last closing sale price of such security in the over-the-counter market on the electronic bulletin board (as reported by Bloomberg) or if no closing sale price is reported by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Closing Sale Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section IV(E)(3). (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

(C) “Conversion Amount” means the Stated Value;

(D) “Conversion Price” means, on a per Preferred Share basis, as of the Conversion Date (as defined below) or other date of determination of the applicable Preferred Shares, $0.25, subject in each case to adjustment as provided herein;

(E) “Conversion Shares” means shares of Common Stock issuable upon conversion of Preferred Shares.

(F) “Initial Issuance Date” means the first date on which any Preferred Shares are issued by the Company;

(G) “Issuance Date” means, with respect to each Preferred Share, the date of issuance of such Preferred Share;

(H) “Registration Rights Agreement” means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the Conversion Shares (as defined below);

(I) “Securities Purchase Agreement” means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares;

IV. HOLDER’S CONVERSION OF PREFERRED SHARES

A holder of Preferred Shares shall have the right, at such holder’s option, to convert the Preferred Shares into shares of the common stock on the following terms and conditions:

(A) Conversion Right. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section IV(F)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the total outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (1) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates, (2) exercise of the warrants issued in connection with the Series D Shares (the “Warrants”) beneficially owned by the holders and its affiliates and (3) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) all of which are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section IV(A), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section IV(A), in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For purposes of compliance with this Section IV(A), upon the written or oral request of any holder, the Company shall reasonably promptly confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants and conversions of shares of Series C Convertible Preferred Stock (“Series C Shares”) by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. It is understood that nothing herein requires a holder exercising or converting any securities of the Company to instead exercise or convert other securities of the Company first. Further, a holder, by the express written notice to the Company may elect to terminate the limitations on conversion of the Preferred Shares set forth in the proviso to the first sentence of this Section IV(A), such termination to be effective 61 days after receipt by the Company of such notice of such termination.

(B) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Section IV(A) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(C) Adjustment to Conversion Price Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Amendment, the Conversion Price will be subject to adjustment from time to time as provided in this Section IV(C).

(1) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(2) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” In connection with an Organic Change, the Company will make appropriate provision to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the ‘conversion of such holder’s Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions).

(3) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than Excluded Securities (as defined below)) for a consideration per share less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to such consideration per share. For purposes of determining the adjusted Conversion Price under this Section IV(C)(3), the following shall be applicable:

(a) Issuance of Options. If and whenever on or after the Initial Issuance Date, the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock (other than Excluded Securities (as defined herein)) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options at the time of issuance of such Options (without regard to limitations on exercise, conversion or exchange) shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this Section IV(C)(3)(a), the “price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (I) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options at the time of issuance of such Options (without regard to limitations on exercise, conversion or exchange), plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon exercise of such Options at the time of issuance of such Options (without regard to limitations on exercise, conversion or exchange) or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(b) Issuance of Convertible Securities. If and whenever on or after the Initial Issuance Date, the Company in any manner issues or sells any Convertible Securities (other than Excluded Securities (as defined below)) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities at the time of issuance of such Convertible Securities (without regard to limitations on exercise, conversion or exchange) shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this Section IV(C)(1)(b), the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (I) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange there or at the time of issuance of such Convertible Securities (without regard to limitations on exercise, conversion or exchange), by (II) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities at the time of issuance of such Convertible Securities (without regard to limitations on exercise, conversion or exchange). No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(c) Certain Definitions. For purposes of determining the adjusted Conversion Price under Section IV(C)(3), the following terms have the meanings set forth below:

(i) “Approved Stock Plan” shall mean any stock option or similar plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director.

(ii) “Excluded Securities” means (A) the Preferred Shares, the Warrants issued in connection with the Preferred Shares and shares of Common Stock issued upon conversion of the Preferred Shares or exercise of such Warrants, (B) shares of Common Stock issued upon conversion of the Series C Convertible Preferred Stock (“Series C Shares”) outstanding as of the Initial Issuance Date and upon exercise Warrants outstanding as of the Initial Issuance Date, (C) securities issued or deemed to have been issued by the Company in connection with an Approved Stock Plan, (D) securities issued or deemed to have been issued by the Company in connection with any strategic partnership, joint venture or collaboration with any party the primary purpose of which is not to raise equity capital, or (E) securities issued or deemed to have been issued by the Company in connection with any strategic partnership, joint venture or collaboration with a company whose principal business is in the electronics or information technology industries and whose primary business is not, directly or indirectly, investing in or advising other entities, the sole purpose of which is not to raise equity capital.

(4) Expiration of Options or Convertible Securities. If the Conversion Price was adjusted upon the issuance of Options or Convertible Securities pursuant to Section IV(C)(3), then upon the expiration of any Options or any rights of conversion, exercise or exchange under Convertible Securities which shall not have been exercised, converted or exchanged, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if (A) in the case of Convertible Securities or Options, the only Common Stock with respect to such Convertible Securities or Options were shares of Common Stock, if any, actually issued upon the exercise of such Options or exercise, conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually exercised, converted or exchanged, plus any additional consideration, if any, actually received by the Company upon such exercise, conversion or to exchange, and (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Common Stock deemed to have been issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(5) Notices. Upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(D) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section IV(C), if at any time after the Initial Issuance Date the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(E) Mechanics of Conversion. Subject to the Company’s inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section V:

(1) Holder’s Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section IV(E)(6), deliver to the Company, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates)”.

(2) Company’s Response. Upon receipt by the Company of the documents required for such conversion, the Company shall (A) as soon as practicable, but in any event no later than the third Business Day send, via facsimile, a confirmation of receipt of such

Conversion Notice to such holder and (B) on the third Business Day following the date of receipt, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s account. If the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, the Company shall cause its transfer agent to electronically transmit the shares of Common Stock to the holder by crediting the account of the holder with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”), unless such shares are required to have a legend and such electronic transmission of legended shares is not permissible. If the holder who submitted the Conversion Notice requested physical delivery of any or all of the Conversion Shares, then the Company shall, on or before the fifth Business Day following receipt of the Conversion Notice issue and deliver to such holder, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled pursuant to such request. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(3) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile. If such holder and the Company are unable to agree upon the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall submit via facsimile the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than three (3) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error.

(4) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(5) Company’s Failure to Timely Convert. (a) If within five Business Days after the Company’s receipt of a facsimile copy of a Conversion Notice, and if required the applicable Preferred Stock Certificates, the Company shall fail to deliver the number of shares of Common Stock to which a holder is entitled or to credit the holder’s balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder’s conversion of the Preferred Shares, pursuant to Section IV(E)(2), the Company, as liquidated damages, shall pay additional damages to such holder on each date after such fifth (5th) Business Day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section IV(E)(2) and to which such holder is entitled and (B) the greater of the Conversion Price or the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section IV(E)(2).

(b) In addition to any other rights available to the holder, if after such third trading day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the holder was entitled to receive upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the holder’s total sale price (including brokerage commission, if any) for such non-delivered Conversion Shares sold by the holder and (2) at the option of the holder, either reinstate the portion of the Preferred Shares and equivalent number of Conversion Shares for which such exercise was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock sold by the holder for $10,000, Company shall be required to pay the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In.

(c) The Company may not seek an injunction or temporary restraining order from a court to restrain or enjoin the conversion of the Preferred Shares unless the Company agrees to post, upon the grant of any such order or injunction, a surety bond for the benefit of the Holder in the amount of 130% of the aggregate Conversion Price of the Conversion Shares which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder to the extent the holder obtains judgment for such amount.

(6) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the

Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF AMENDMENT, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION IV(E)(6) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION IV(E)(6) OF THE CERTIFICATE OF AMENDMENT, PREFERENCES AND RIGHTS.

(F) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(G) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of shares of Common Stock to the record holder of Preferred Shares upon the conversion of those Preferred Shares; provided, however, that the Company shall not have any obligation to pay any such taxes in the nature of income or franchise taxes of the holder of such Preferred Shares or shares of Common Stock.

V. INABILITY TO FULLY CONVERT

(A) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company can not issue shares of Common Stock, which to the extent required are registered for resale under the Registration Statement, for any reason, including, without limitation, because the Company (1) does not have a sufficient number of shares of Common Stock authorized and available, (2) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, from issuing all of the shares of Common Stock which are to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (3) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section IV(E) and, with respect to the unconverted Preferred Shares, the holder, solely at such holder’s option, can elect to:

(1) if the Company’s inability to fully convert Preferred Shares is pursuant to clause (3) of Section V(A) above, require the Company to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice and pursuant to Section IV(E); or

(2) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder’s Conversion Notice; or

(3) require the Company to pay as liquidated damages additional damages to such holder on each date after its receipt of the Notice to Response to Inability to Convert (the “Response Date”) pursuant to V(B) an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock required to be issued upon the requested conversion of such nonconverted Preferred D Shares and (B) the Closing Sale Price of the Common Stock on the Response Date.

(B) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section V(A), a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (1) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, and (2) the number of Preferred Shares which cannot be converted. Such holder shall within 10 Business Days of receipt of such Inability to Convert Notice notify the Company of its election pursuant to Section V(A) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(C) Pro-rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section V, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time an amount equal to such holder’s allocable amount of the shares reserved pursuant to Section VII hereof.

VI. REISSUANCE OF CERTIFICATES

In the event of a conversion pursuant to this Certificate of Amendment of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate tendered for such conversion, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted.

VII. RESERVATION OF SHARES

The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

VIII. VOTING RIGHTS

Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the New York Business Corporation Law of the State of New York, and as expressly provided in this Certificate of Amendment.

IX. LIQUIDATION, DISSOLUTION, WINDING-UP

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to $1.00 (such sum being referred to as the “Liquidation Value”); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the “Pari Passu Shares”), then each holder of Preferred Shares and Pari Passu

Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Amendment, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of all or substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

X. PREFERRED RANK; PARTICIPATION

(A) All shares of Common Stock shall be of junior rank, and all Series C Shares, outstanding on initial issue date of Series D shall be of equal rank, to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares and Series B and Series C Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of rank senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company’s Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of New York containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock junior in rank to the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, rights and preferences provided for herein and no merger shall result inconsistent therewith.

(B) Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the divided or distribution to the holders of Common Stock.

XI. VOTE TO CHANGE THE TERMS OF PREFERRED SHARES

The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Amendment or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, rights and preferences of the Preferred Shares.

XII. LOST OR STOLEN CERTIFICATES

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date, provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

XIII. SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION

No specific provision contained in this Certificate of Amendment shall limit or modify any more general provision contained herein. This Certificate of Amendment shall be deemed to be jointly drafted by the Company and all holders of Preferred Shares and shall not be construed against any person as the drafter hereof.

XIV. FAILURE OR INDULGENCE NOT WAIVER

No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

XV. NOTICE

Whenever notice is required to be given, it shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

4. This Amendment to Article Third of the Certificate of Incorporation of the Corporation was authorized by a resolution of the Board of Directors of the Corporation duly adopted on February 12, 2004.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Paul E. Donofrio, its President and Chief Executive Officer, as of February 23, 2004.

ANDREA ELECTRONICS CORPORATION

By:	/S/ PAUL E. DONOFRIO
Name:	Paul E. Donofrio
Title:	President and Chief Executive Officer

EXHIBIT I

ANDREA ELECTRONICS CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Amendment of the Certificate of Incorporation of Andrea Electronics Corporation, a New York corporation (the “Company”) setting forth the Amendments, preferences and rights of Series D Convertible Preferred Stock (the “Certificate of Amendment”). In accordance with and pursuant to the Certificate of Amendment, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company, indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”).

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock

to be issued::

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer):
Transaction Code Number:
(if electronic book entry transfer):

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                     ,          from the Company and acknowledged and agreed to by [TRANSFER AGENT].

ANDREA ELECTRONICS CORPORATION

By:
Name:
Title:

17